Exhibit 99.1

TMSR Holding Company Limited Completes Acquisition of Coating Materials Business

Wuhan, China, May 3, 2018/ PRNewswire/ – TMSR Holding Company Limited (“TMSR” or the “Company”) (NASDAQ: TMSR), a holding company with its subsidiaries engaging in the production and sales of solid waste recycling and comprehensive utilization equipment, today announced that, on May 1, 2018, it completed the acquisition of 100% equity interest in Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a PRC corporation engaging in the research and development, production and sale of Zinc-rich coating materials.

As previously disclosed (see Current Report on Form 8-K dated April 17, 2018), the transaction was pursuant to a Share Purchase Agreement entered into on April 11, 2018 by and among TMSR, Shengrong Environmental Protection Technology (Wuhan) Co. Ltd. (“Shengrong WFOE”) and Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd.(“Hubei Shengrong”), both of which are TMSR’s subsidiaries, and the equity owners of Wuhan HOST, for a total consideration of approximately US$5.2 million in cash and 646,552 shares of TMSR common stock.

Established in 2010, Wuhan HOST is the largest manufacturer of inorganic Zinc-rich resin and one-component epoxy Zinc-rich resin in China with customers including leading enterprises in various industries such as electricity, metallurgy, machinery, chemicals, bridge and shipping.

About TMSR Holding Company Limited

Founded in 2009, TMSR Holding Company Limited engages in the research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors in the PRC. it provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials. For more information about TMSR, please visit www.shengronghb.com. More information about Wuhan HOST can be found at www.hostcn.net.cn.

Contacts:

Investor Relations:

Tony Tian, CFA

Weitian Group LLC

Email: tony.tian@weitian-ir.com

Phone: +1 732 910 9692